Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement Amendment on Form S-1 (No. 333-235891) of our report dated October 2, 2019 which includes an explanatory paragraph regarding the uncertainty related to Clip Interactive, LLC’s ability to continue as a going concern, with respect to the financial statements of Clip Interactive, LLC as of and for the year ended December 31, 2018.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Plante & Moran, PLLC

February 4, 2021

Denver, Colorado